Exhibit 99.1

Magic Media Networks Executes Definitive Agreement to Acquire Be Media

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Aug. 10, 2006--Magic Media Networks, Inc. (OTCBB:MGCN), announced today that it has entered into a definitive agreement to acquire all of the outstanding capital stock of Integrated Media Systems, Inc. d/b/a Be Media.

Be Media(R) (http://www.bemedia.com), based in El Segundo, California, is an audio/video systems integration firm whose clients include Jillian's, Lucky Strike Lanes, Indigo Joe's, Puma, and the Wilshire Grand Hotel. Be Media, now embarking on international expansion, had revenues in 2005 exceeding $5 million.

"We are extremely excited. The partnership with Be Media brings our company the resources to provide completely integrated digital signage solutions, as well as new opportunities for ad-supported Destination Television networks," said Gordon Scott Venters, President and CEO of Magic Media Networks, Inc. http://www.magicmedia.com.

"We feel this offers both Destination Television Networks and Be Media opportunities not only to excel in their existing markets," says Mohammad R. Ahmadi, Be Media's President and CEO, "but also to begin setting standards for developing and executing state-of-the-art digital signage platforms."

Ahmadi explains: "Be Media's ability to advance and implement new technology will provide a solid platform for Destination Television to showcase its entertaining ad-based content. We are eagerly awaiting the completion of this merger."

Pursuant to the terms of the agreement, Mr. Ahmadi will be named CEO of Magic Media Networks, Inc. and Mr. Venters, CEO of Destination Television, Inc., a wholly owned subsidiary of Magic Media Networks.

Closing of the agreement is subject to acceptable financing terms. The parties anticipate a September 2006 closing date. The definitive agreement is attached as an exhibit to Magic Media's Form 8-K, which is being filed today and may be accessed at http://www.sec.gov.

"Safe Harbor statement" under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results, specifically in the areas of future sales growth and profitability. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

For additional information, please contact investor relations at: Magic Media Networks, Inc., 530 North Federal Highway, Fort Lauderdale, FL 33301.

Contacts
Magic Media Networks, Inc., Fort Lauderdale
Maria Del Hierro, 866-382-3388 or 954-332-6666